AMENDMENT AGREEMENT

AMENDMENT AGREEMENT dated as of April 1, 2012, between each entity listed on Annex I hereto, and such other entities as may be added to Annex I of the Agreement (as hereinafter defined) in the future (each a “Fund” and collectively the "Funds") and The Bank of New York Mellon, a corporation organized under the laws of the State of New York, through its Alternative Investment Services group (“BNYM-AIS”).

WHEREAS, the Funds and BNYM-AIS have entered into an Administrative Services Agreement dated as of August 26, 2010 (the “Agreement”); and

WHEREAS, the parties desire to add an additional Fund to Annex I.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.   Annex I to the Agreement is hereby deleted in its entirety and amended and restated as attached hereto.

2.   This Amendment Agreement shall become effective upon execution by the parties hereto.  From and after the execution hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

3.           Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

EACH FUND LISTED ON ANNEX I HERETO By /s/ Michael Roman Michael Roman Title: Vice President

THE BANK OF NEW YORK MELLON By /s/ Lisa Rosen Lisa Rosen Title: Managing Director

ANNEX I

Fund Name	Form of Organization
ASGI Agility Income Fund	Delaware Business Trust
ASGI Aurora Opportunities Fund, LLC	Delaware limited liability company
AGSI Corbin Multi-Strategy Fund, LLC	Delaware limited liability company
ASGI Special Asset Holdings, Inc.	Delaware corporation